                                                             EXHIBIT (d)(5)

                    THE LUTHERAN BROTHERHOOD FAMILY OF FUNDS

                   AMENDMENT NO. 1 TO MASTER ADVISORY CONTRACT


     AMENDMENT NO. 1 to the Master Advisory Contract between Lutheran Brotherhood Research Corp. (the "Adviser") and The Lutheran Brotherhood Family of Funds (the "Trust"), dated as of November 1, 1993, as supplemented by letters dated June 8, 1996 and May 30, 1997 (together, the "Advisory Contract"), effective as of the 3rd day of December, 1998.

                              W I T N E S S E T H:

     WHEREAS, the Adviser serves as investment adviser to the Lutheran Brotherhood Fund, Lutheran Brotherhood Opportunity Growth Fund, Lutheran Brotherhood Income Fund, Lutheran Brotherhood Municipal Bond Fund, Lutheran Brotherhood Money Market Fund, Lutheran Brotherhood High Yield Fund, Lutheran Brotherhood World Growth Fund and Lutheran Brotherhood Mid Cap Growth Fund (each, a "Fund" and collectively, the "Funds"), each a series of the Trust, pursuant to the Advisory Contract; and

     WHEREAS, at a Special Meeting held on December 2, 1998, the shareholders of each Fund approved an amendment to the Advisory Contract that, among other things, authorizes the Trustees of the Trust to reduce the advisory fees payable by one or more Funds to the Adviser without shareholder approval.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

     1. The Advisory Contract is hereby amended by deleting Section 8(b) of the Advisory Contract in its entirety and substituting the following therefor:

     (b) Amendment. No amendment to this Agreement shall become effective with respect to a Fund unless approved by (i) the Adviser, (ii) vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund and (iii) vote of the Trustees, including a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940
         Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval; provided, however, that approval by vote of a majority of the outstanding voting securities of a Fund shall not be required with respect to any amendment that reduces the investment advisory fees payable by a Fund under the Agreement.

     2. All other terms and conditions of the Advisory Contract remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Master Advisory Agreement to be executed as of the date first set forth above.


ATTEST:                                   THE LUTHERAN BROTHERHOOD FAMILY
                                            OF FUNDS



/s/ Otis F. Hilbert                          By: /s/ Rolf F. Bjelland
Otis F. Hilbert, Secretary                       Rolf F. Bjelland, President


ATTEST:                                   LUTHERAN BROTHERHOOD RESEARCH
                                            CORP.



/s/ Otis F. Hilbert                          By: /s/ Rolf F. Bjelland
Otis F. Hilbert, Secretary                       Rolf F. Bjelland, President